Exhibit 99.2

Volato Announces Changes to Board Composition

Volato to Announce First Quarter 2024 Results on Wednesday, May 15, 2024

Atlanta, GA – April 23, 2024 – Volato Group, Inc. (“Volato,” or the “Company”) (NYSE American: SOAR) today announced that it has appointed Christopher G. Burger and Fred A. Colen to the Company’s Board of Directors. As part of this announcement, Joan Sullivan Garrett, Katherine Arris-Wilson, Peter Mirabello, and Dana H. Born have stepped down from the Company’s Board of Directors without disagreement.

The company is decreasing the size of its board from seven to five members, three of whom are Independent Directors. Fred Colen will serve as an independent director and Chair of the Audit Committee and has been designated as a financial expert. Chris Burger will serve as an independent director and Chair of the Nominating and Corporate Governance Committee. Michael Nichols has served as an independent director since August of 2021 and has been elected as Lead Independent Director; Mr. Nichols will continue to serve as Chair of the Compensation Committee. Matthew Liotta, Chief Executive Officer and Co-Founder of Volato, has been elected Chairman of the Board of Directors. Nicholas Cooper, Chief Commercial Officer and co-founder, will continue to serve as a director.

Mr. Liotta commented, “I’d like to thank each of the departing directors for their service to Volato. We are very pleased to introduce Chris Burger and Fred Colen to our upgraded board structure, bringing with them an exceptional mix of expertise in technology and aviation. This strategic enhancement of our board will sharpen our decision-making and accelerate our financial goals. With their guidance and a more nimble board structure, we are poised to drive Volato forward, reinforcing our commitment to innovation in the private aviation industry.”

Christopher G. Burger Bio

Chris Burger is a proven senior executive, C-level advisor, and Board member with extensive experience leading global organizations through critical business and technology transformation initiatives. Chris has direct international management experience spanning five continents and currently serves as President & CEO of Transform with a mission to help clients and team members achieve their greatest potential and fulfillment. Notable Transform Aviation clients include, among others, Delta Air Lines, FedEx, United Airlines, and USAF Air Mobility Command. Earlier in his career, Chris held roles of increasing responsibility at GE and Motorola across digitization, acquisition integration, program and project management, strategic programs, global business planning and competitive intelligence. Chris holds a Bachelor of Business Administration degree with a Marketing Distinction Certificate from Emory University’s Roberto C. Goizueta Business School.

Fred A. Colen Bio

Mr. Colen is an experienced public company executive and director. He has served as Chairman of the Board of Xeltis AG, an international medical device company, since 2023. Since 2017, Mr. Colen has served on the Board of Directors of Onward Medical (Euronext: ONWD). From January 2018 to April 2023, he served as the President and Chief Executive Officer of Neovasc Inc. (NASDAQ: NVCN). Prior to joining Neovasc Inc., Mr. Colen served as the President and Chief Executive Officer at BeneChill, Inc., a medical device company in San Diego, California, from 2011 to 2016. Before joining BeneChill, Inc., Mr. Colen served in various capacities at Boston Scientific (NYSE: BSX) from 1999 to 2010. Mr. Colen holds a Master of Electrical Engineering with a specialization in Biomedical Engineering from the University of Aachen in Germany. Mr. Colen is qualified to serve on the Board because of his significant public company board and managerial experience.

The departing board members’ resignations are not related to any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Earnings Conference Call

Volato will release its financial results for the first quarter ended March 31, 2024, before market open on Wednesday, May 15, 2024. and will host a conference call to discuss the results at 8:00am ET on the same day.

Interested parties can access the conference call by dialing 866-605-1830 for toll free access or +1 215-268-9881. The live call will also be available via webcast on Volato’s Investor Relations website: https://ir.flyvolato.com/.

A replay of the call will be available until August 14, 2024 and can be accessed by dialing 877-660-6853 or 201-612-7415 and using the Access ID: 13746297.

Cautionary Note on Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of the control of Volato that could cause actual results to differ materially from the results discussed in the forward-looking statements. The words “anticipate,” “believe,” continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that statement is not forward-looking. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that could cause actual events and results to differ materially from those contained in such forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in the Annual Report on Form 10-K, filed with the SEC on March 26, 2024 and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Volato undertakes no obligation and does not intend to update or revise these forward-looking statements, whether because of new information, future events, or otherwise.

About Volato

Volato (NYSE American: SOAR) is a leader in private aviation, redefining air travel through modern, efficient, and customer-designed solutions. Volato provides a fresh approach to fractional ownership, aircraft management, jet card, deposit and charter programs, all powered by advanced, proprietary mission control technology. Volato’s fractional programs uniquely offer flexible hours and a revenue share for owners across the world’s largest fleet of HondaJets, which are optimized for missions of up to four passengers. For more information visit www.flyvolato.com.

All Volato Part 135 charter flights are operated by its DOT/FAA-authorized air carrier subsidiary (G C Aviation, Inc. d/b/a Volato) or by an approved vendor air carrier.

Contacts

For Media:
media@flyvolato.com

For Investors:
investors@flyvolato.com
Source: Volato Group, Inc.